UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2017 (April 18, 2017)

DEVON ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32318	73-1567067
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

333 West Sheridan Avenue, Oklahoma City, Oklahoma		73102-5015
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (405) 235-3611

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. Jeffrey L. Ritenour has been appointed as Executive Vice President and Chief Financial Officer of Devon Energy Corporation (the “Company”) effective as of April 19, 2017 (the “Effective Date”).

Mr. Ritenour, age 43, has been with the Company since 2001 and, prior to his appointment as Executive Vice President and Chief Financial Officer, served as Senior Vice President, Corporate Finance, Investor Relations, and Treasurer. During his 16 years with the Company, Mr. Ritenour has served in numerous leadership positions and in various financial and commercial roles, including Senior Vice President, Investor Relations and Vice President, Acquisitions and Divestitures. Prior to joining the Company, Mr. Ritenour was with the international accounting firm of Ernst & Young in Dallas, Texas. He is a Certified Public Accountant and holds a Bachelor of Science degree in Accounting and a Master in Business Administration degree, both from the University of Oklahoma.

In connection with his appointment as Executive Vice President and Chief Financial Officer, the Compensation Committee of the Board of Directors of the Company approved certain actions with respect to Mr. Ritenour’s compensation, including: (i) authorized the Company to enter into an employment agreement with Mr. Ritenour (the “Employment Agreement”), providing for, among other things, Mr. Ritenour’s participation in all employee benefit, welfare, and other plans and programs applicable to similarly situated executives of the Company, including with respect to the annual bonus program, incentive awards, and insurance benefits; (ii) set his base salary at an annualized rate of pay of $575,000; (iii) set his target percentage for the annual performance cash bonus at 90% of his base salary; and (iv) authorized an award of shares of performance restricted stock under the Devon Energy Corporation 2015 Long-Term Incentive Plan with a total value of approximately $700,000, based on the per share closing price of the Company’s common stock on the effective grant date of May 10, 2017. The performance goal and vesting terms of the performance restricted stock award are consistent with the performance restricted stock awards made in early 2017 to the Company’s named executive officers, which will be described in the Company’s proxy statement on Schedule 14A to be filed with the Securities and Exchange Commission for the Company’s upcoming 2017 Annual Meeting of Stockholders.

Pursuant to the Employment Agreement, Mr. Ritenour is eligible for the payment of severance in connection with certain employment terminations, including termination other than for “cause” or for “good reason,” as those terms are defined in the Employment Agreement. If Mr. Ritenour’s employment is involuntarily terminated other than for “cause” or he terminates for “good reason,” then, in addition to accrued amounts, he will receive, subject to his execution and non-revocation of a release of claims against the Company, its affiliates, and certain other released parties, (i) a lump-sum cash payment equal to three times the sum of his base salary and annual bonus, (ii) a prorated annual bonus, (iii) 18 months of health and welfare benefits, (iv) three years of continued life insurance benefits, (v) a payment equal to 18 times the applicable monthly COBRA premium, and (vi) a payment for reasonable outplacement assistance. If, within 24 months following a “change in control,” as defined in the Employment Agreement, Mr. Ritenour is terminated without “cause” by the Company or he terminates for “good reason,” then he will also receive three years of service and three years of age added to his actual years of service and actual age when determining his entitlement under our retiree medical benefit coverage. The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Mr. Thomas L. Mitchell, the former Executive Vice President and Chief Financial Officer of the Company, was terminated from the Company on the Effective Date. Pursuant to his previously disclosed compensation arrangements, Mr. Mitchell is eligible to receive a severance package including, among other things, a lump-sum cash payment equal to three times the sum of his annual base salary and bonus, as well as the acceleration and continued vesting, as applicable, of outstanding long-term incentive awards.

The Company issued a press release, dated the Effective Date, announcing Mr. Ritenour’s appointment as Executive Vice President and Chief Financial Officer, a copy of which is filed as Exhibit 99.1 to this report and is incorporated herein by reference. Except as described in this report, there are no understandings or arrangements between Mr. Ritenour and any other person pursuant to which Mr. Ritenour was selected to serve as Executive Vice President and Chief Financial Officer.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated April 19, 2017, by and between Devon Energy Corporation and Mr. Jeffrey L. Ritenour.

99.1	Press Release of Devon Energy Corporation, dated April 19, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEVON ENERGY CORPORATION

By:	/s/ Carla D. Brockman
Carla D. Brockman
Vice President Corporate Governance and
Secretary

Date: April 20, 2017

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated April 19, 2017, by and between Devon Energy Corporation and Mr. Jeffrey L. Ritenour.

99.1	Press Release of Devon Energy Corporation, dated April 19, 2017.